Exhibit 99.1

Contact: Delores Sides (336) 379-2903 delores.sides@itg-global.com

International Textile Group Sells Burlington House Mattress to Culp

January 11, 2007, Greensboro, NC — International Textile Group, Inc. (OTC Bulletin Board: ITXN) today announced that it would sell the mattress fabrics product line of the Burlington House business unit to Culp, Inc. (NYSE: CFI). The sale would include the current inventories and related intellectual properties of the mattress fabrics product line. The purchase price will be for $2.5 million in cash and approximately 880,000 shares of Culp common stock. The transaction is expected to close by the end of January 2007.

“Burlington House brand has been a leading provider of mattress fabrics for over 50 years with innovative, design-driven products and a commitment to servicing the needs of its customers,” said Joseph L. Gorga, President & CEO. “ITG continues to implement its business strategy of being a global textile fabrics and solutions provider focusing on markets where it is able to differentiate itself through innovative products, styling, and competitive manufacturing facilities. With its entry into the automotive fabrics business, through the merger with Safety Components International, ITG is also focusing on highly engineered technical fabrics.”

Gorga continued,”The consolidation of the Burlington House and Culp mattress fabrics product lines will provide mattress customers with a cost competitive focused supplier and will allow ITG the opportunity to invest the proceeds in expanding its global footprint in its core businesses. While we regret the impact these changes have on employees, we believe consolidation within the industry is a positive step in reducing overcapacity and providing a more viable industry going forward.”

The transition of products is expected to take place over the next 90 to 120 days. The Burlington House division staff and manufacturing operations will work closely with Culp to ensure a smooth, seamless transition for customers.

Going forward, International Textile Group and Culp will work together to explore global partnership opportunities including the utilization of ITG’s China operations.

Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for furniture. The company's fabrics are used principally in the production of bedding products and residential and commercial upholstered furniture.

International Textile Group Inc. is a global, diversified provider of automotive, apparel and interior furnishings fabrics and textile solutions. International Textile Group’s business units include: Safety Textiles International, Cone Denim, Burlington WorldWide, Burlington House and Carlisle Finishing. The company employs over 9,000 people worldwide with operations in the United States, Mexico, China, Germany, Romania, Czech Republic, South Africa, Nicaragua and Vietnam.

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